Exhibit 10.1

Execution Version

THIS NOTE IS SUBJECT TO CERTAIN TRANSFER AND OTHER RESTRICTIONS SET FORTH HEREIN.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY COMPARABLE STATE SECURITIES LAW. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER THIS NOTE NOR ANY PORTION HEREOF MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE MAKER HAS RECEIVED EVIDENCE OF SUCH EXEMPTION REASONABLY SATISFACTORY TO THE MAKER.

NON-NEGOTIABLE
UNSECURED PROMISSORY NOTE

October 14, 2026 (the “Issue Date”)	$2,500,000

AtlasClear Holdings, Inc., a Delaware corporation (the “Maker”), hereby promises to pay to The Robert D. Keyser, Jr. Revocable Trust, a Florida revocable trust (the “Holder”), an amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000) (such amount, the “Principal Amount”), in accordance with the provisions of this subordinated promissory note (this “Note”).

This Note is the “Initial Seller Note” issued pursuant to Section 2.1(a) of that certain Business Combination Agreement, dated as of October 14, 2026 (as amended, restated, supplemented, replaced or otherwise modified from time to time, the “Purchase Agreement”), by and among the Maker, AC Ark Subco 1, Inc., a Delaware corporation, AC Ark Subco 2, LLC, a Delaware limited liability company, Ark Financial Services, Inc., a Delaware corporation (the “Company”), the Holder, and Robert D. Keyser, Jr., an individual (together with the Holder, the “Majority Stockholder”), as consideration for the Purchased Shares. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in Section 4 or, if not so defined therein, the meanings ascribed to such terms in the Purchase Agreement.

1. Interest. Interest shall accrue on the outstanding Principal Amount from and including the Issue Date at a rate equal to five percent (5%) per annum (such rate, the “Interest Rate”; such interest, the “Interest”), computed on the basis of a 365/366-day year and the actual number of days elapsed. Interest shall not compound. All accrued and unpaid Interest, together with the entire outstanding Principal Amount, shall be payable in full in cash on the Maturity Date.

2. Payments on Note.

(a) Maturity. Subject to the provisions of Section 2(c), Section 2(d) and Section 3, the Maker shall pay the entire unpaid Principal Amount of this Note, together with all accrued and unpaid Interest thereon, on the earliest to occur of (x) the date that is ninety (90) days after the Issue Date, (y) the date of the closing of a Qualified Financing or (z) the occurrence of the Closing of the Mergers pursuant to the Purchase Agreement (the earliest such date, the “Maturity Date”).

(b) Time of Payment. If any payment on this Note becomes due on a Saturday, Sunday or legal holiday under the laws of the State of Delaware, then such payment shall be made on the next Business Day.

(c) Right of Setoff. The Maker shall be entitled (but not obligated) to, and the Holder may not, offset any amounts owed to the Maker or any of its Affiliates by the Holder or any other Company Stockholder pursuant to and subject to the terms and conditions of the Purchase Agreement (including any indemnification or purchase price adjustment obligations thereunder) against any amounts owed pursuant to this Note, regardless of whether this Note is then held by the original Holder or a permitted assign hereunder.

(d) Optional Prepayments. Subject to the provisions of Section 3, the Maker may, at any time and from time to time, without premium or penalty, prepay all or any portion of the unpaid principal amount of this Note; provided that any such prepayment shall include the aggregate amount of accrued and unpaid interest hereon.

(e) Default Interest. Any amount payable under this Note (including any Principal Amount or accrued Interest) that is not paid when and as the same shall become due and payable shall, upon occurrence of an Event of Default, to the extent permitted by applicable law, bear interest from and including the date of such Event of Default through the date of payment, at a rate per annum equal to the lesser of (i) ten percent (10%) and (ii) the maximum rate permitted under applicable law (the “Default Rate”), computed on the basis of a 365/366-day year and the actual number of days elapsed, which interest shall be payable upon payment of the amount past due giving rise to the Event of Default.

3. Defaults and Remedies.

(a) Events of Default. An “Event of Default” shall occur under this Note if the Maker shall fail to make any payment under this Note when and as the same shall become due and payable and such failure to pay is not cured within ten (10) Business Days after the date such payment became due and payable.

(b) Remedies. If an Event of Default has occurred and is continuing, Holder shall be entitled to exercise any rights which Holder may have been afforded under any contract or agreement at any time and such other rights which Holder may have pursuant to applicable law.

4. Definitions.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person in question. For the purposes of this definition and the definition of “Subsidiary,” “control” (including “controlling,” “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of Delaware are authorized or required by law to close.

“Person” means and includes an individual, a partnership, a joint venture, a limited liability company, a corporation or trust, an unincorporated organization, a group, a government or other department or agency thereof, or any other entity.

“Qualified Financing” means one or more debt or equity financings (or any combination thereof) consummated by the Maker after the Issue Date resulting in aggregate gross proceeds to the Maker in excess of $2,500,000.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes hereof, a Person shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity.

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5. Amendment and Waiver. The provisions of this Note may be amended or waived, and the Maker may take any action herein prohibited or omit to perform any act herein required to be performed by it, only if the Maker has obtained the prior written consent of the Holder.

6. Assignment and Transfer. The rights and obligations of the Maker and the Holder shall be binding upon and benefit the successors and permitted assigns and transferees of the Maker and the Holder; provided, however, that in no event shall Holder sell, exchange, assign, pledge, hypothecate, transfer or otherwise dispose (each, a “Transfer”) this Note without Maker’s prior written consent (not to be unreasonably withheld, conditioned or delayed). The Maker shall not assign its rights or obligations under this Note without the prior written consent of the Holder, which consent shall not be unreasonably withheld.

7. Cancellation. Immediately after all principal on this Note has been paid in full in cash, this Note shall be automatically canceled and the Holder shall immediately surrender this Note to the Maker for cancellation. Except in the case of a replacement note issued pursuant to Section 8, after cancellation of this Note, this Note shall not be reissued.

8. Replacement. Upon receipt of evidence reasonably satisfactory to the Maker of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction of this Note, upon receipt of an indemnity reasonably satisfactory to the Maker or, in the case of any such mutilation, upon the surrender and cancellation of this Note, the Maker shall execute and deliver, in lieu thereof, a new Note of like tenor and dated the date of such lost, stolen, destroyed or mutilated Note. Any Note in lieu of which any such new Note has been so executed and delivered by the Maker shall not be deemed to be an outstanding Note and shall be deemed cancelled.

9. Place of Payment; Notices. Payments of principal are to be made by the Maker in the lawful money of the United States of America in immediately available funds. Payments of principal shall be delivered on behalf of the then Holder to the address of the Holder set forth in the Maker’s records or at such other address as is specified by prior written notice by the Holder to the Maker.

10. Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is a Saturday, Sunday or legal holiday in the State of Delaware, the payment shall be due and payable on, and the time period shall automatically be extended to, the next Business Day immediately following such Saturday, Sunday or legal holiday.

11. Waiver of Presentment, Demand and Dishonor. The Maker hereby waives presentment for payment, protest, demand, notice of protest, notice of nonpayment and diligence with respect to this Note, and waives and renounces all rights to the benefits of any statute of limitations or any moratorium, appraisement, exemption, or homestead now provided or that hereafter may be provided by any federal or applicable state statute, including but not limited to exemptions provided by or allowed under the Federal Bankruptcy Code, both as to itself and as to all of its property, whether real or personal, against the enforcement and collection of the obligations hereunder and any and all extensions, renewals, and modifications hereof.

12. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

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13. Waiver of Jury Trial. Each of the Maker and the Holder, by accepting this Note, agrees that it hereby waives, to the fullest extent permitted by law, any right to jury trial of any claim, demand, action, or cause of action (i) arising under this Note or (ii) in any way connected with or related or incidental to the dealings in respect of this Note, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each of the Maker and the Holder, by accepting this Note, hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that each Holder and the Maker may file an original counterpart of a copy of this Note with any court as written evidence of the consent of the Holder or the Maker to the waiver of such Person’s right to trial by jury.

14. No Waiver. The rights and remedies of the Holder expressly set forth in this Note are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of the Holder in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Event of Default. No course of dealing between the Maker and the Holder or their agents or employees shall be effective to amend, modify or discharge any provision of this Note or to constitute a waiver of any Event of Default. No notice to or demand upon Maker in any case shall entitle Maker to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Holder to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

15. Construction. The headings of the various sections and subsections of this Note have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Unless the context otherwise requires, words in the singular include the plural and words in the plural include the singular. The Maker and the Holder have participated jointly in the negotiation and drafting of this Note. In the event an ambiguity or question of intent or interpretation arises, this Note shall be construed as if drafted jointly by the Maker and the Holder, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Note.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Maker has executed and delivered this Note on the date first above written.

MAKER:
AtlasClear Holdings, Inc.

By:	/s/ Sandip I. Patel
Name:	Sandip I. Patel
Title:	Chief Financial Officer

[Signature Page – Initial Seller Note]

IN WITNESS WHEREOF, the Holder has executed and delivered this Note on the date first above written.

HOLDER:
The Robert D. Keyser, Jr. Revocable Trust

By:	/s/ Robert D. Keyser, Jr.
Name:	Robert D. Keyser, Jr.
Title:	Trustee